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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC  20549


                                  Form 8-K

                                CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     May 31, 1996
                                                ---------------------

                                WesBanco, Inc.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


      West Virginia                  0-8467               55-0571723
- ----------------------------      ------------         ------------------
(State or other jurisdiction      (Commission          (IRS Employer
of incorporation)                 File Number)         Identification No.)


  1 Bank Plaza, Wheeling, WV                                 26003
- ----------------------------------------                   ----------
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code   (304) 234-9000
                                                   ------------------
Former name or former address, if changed since last report   Not Applicable
                                                            ------------------


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Item 5 - Other Events

    On May 31, 1996, WesBanco, Inc. announced the signing of an Agreement and Plan of Reorganization (Agreement) providing for the purchase of the assets of Universal Mortgage Company of Bridgeport, West Virginia, by WesBanco Mortgage Company, a wholly-owned subsidiary of WesBanco, Inc.

    Universal Mortgage Company had assets of approximately $2,753,000, stockholders equity of approximately $297,000 as of December 31, 1995 and net income of approximately $11,000 for the year ended December 31, 1995. The acquisition will be accounted for as a purchase. A final purchase price will be determined based upon the net equity of Universal as of the closing date, with a minimum value of $800,000. The acquisition price will be paid in the form of WesBanco common stock.

    The transaction, which is subject to approval by the appropriate regulatory authorities, is expected to be completed in the third quarter.

Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits
- ------

       (c) Exhibits

       20 - Press release dated May 31, 1996, regarding an announcement of the signing of an Agreement and Plan of Reorganization between WesBanco, Inc. and Universal Mortgage Company.


                                 Signatures

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          WesBanco, Inc.
                                          ---------------
                                          (Registrant)


  June 5, 1996
- ----------------                          /s/ Edward M. George
     Date                                 --------------------
                                          Edward M. George
                                          President & Chief Executive Officer




[TYPE]     EX-20
[DESCRIPTION]  WESBANCO 8-K


       3                                                  [WesBanco Logo]

NEWS for immediate release                                Exhibit - 20


May 31, 1996                       For Further Information Contact:
                                   Edward M. George
                                   President and CEO   (304) 234-9208

                                   Nasdaq Trading Symbol:  WSBC

WesBanco To Acquire
Universal Mortgage Company

Wheeling, WV. . . WesBanco, Inc. President & CEO, Edward M. George, today announced that WesBanco Mortgage Company, a wholly-owned subsidiary of WesBanco, Inc., under the terms of a recently executed Agreement and Plan of Reorganization, has agreed to purchase the assets of Universal Mortgage Company of Bridgeport, West Virginia, and continue its operations in Bridgeport, Charleston, Elkins and Huntington.

The purchase of Universal Mortgage Company, which is subject to approval by the appropriate regulatory agencies, will be accomplished in an exchange of voting shares of the common stock of WesBanco, Inc. for the assets and business of Universal Mortgage Company and will be accounted for as a "purchase transaction." The purchase price will fluctuate based on the net equity of Universal at closing with a minimum value of $800,000 fixed by the Agreement.

Universal Mortgage Company, a broker, originator, acquirer and seller of residential mortgage loans, has been in business since 1992. Universal Mortgage Company originated and closed an average of $45 million in residential mortgage loans in each of the last three years.

In commenting on the purchase, Mr. George stated, "We are pleased to be able to agree in principal to the purchase of Universal Mortgage. This acquisition will afford WesBanco a more competitive position in the residential mortgage loan marketplace, not only in the Bridgeport, WV area, but across the entire WesBanco franchise. Residential mortgage loans now comprise a significant portion of WesBanco's loan portfolio. We look forward to the production of additional mortgage loans through WesBanco Mortgage Company as a way to reach new customers and provide additional mortgage loan alternatives to existing WesBanco customers."

Ernest S. Fragale, President of Universal Mortgage, will assume the position of President of the newly formed WesBanco Mortgage Company. Mr. Fragale said, "I am extremely


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WesBanco To Acquire Universal Mortgage Company
Page 2


pleased to be associated with WesBanco. The strength and reputation of the company will be very beneficial as we expand our capabilities to produce quality mortgage loans."

WesBanco currently operates thirty-two banking locations through five affiliate banks in West Virginia and five banking locations through one affiliate bank in Ohio. On February 9, 1996, WesBanco announced the signing of a Definitive Agreement and Plan of Merger providing for the merger of the Bank of Weirton with WesBanco Bank Wheeling, an affiliate of WesBanco, Inc. The Bank of Weirton operates two banking facilities in Weirton, WV with total assets of approximately $177,000,000 as of December 31, 1995. In addition, officials of WesBanco and affiliate WesBanco Barnesville have announced the planned construction of a new facility to be located in the Ohio Valley Plaza, currently under construction adjacent to Interstate 70 in St. Clairsville, Ohio.

WesBanco recently reported all-time record earnings for the first quarter 1996 of $4,905,000, or $.58 per share, surpassing the previous quarterly record of $4,757,000, or $.56 per share achieved for the three-month period ending June 30, 1995. Total assets of WesBanco were approximately $1,380,065,000 as of March 31, 1996 and the market value of trust assets held at all WesBanco Banks at March 31, 1996 approximated an additional $1,410,000,000.


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